Exhibit 10.1

FOURTH AMENDMENT

TO

SECURITIES PURCHASE AGREEMENT

This Fourth Amendment to Securities Purchase Agreement (this “Fourth Amendment”) is made and entered into as of December 3, 2025, by and among Pineapple Financial Inc., a corporation continued and existing under the Canada Business Corporations Act (the “Company”) and each purchaser (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”, and together with the Company, the “Parties”) identified on the signature pages to that certain Securities Purchase Agreement, dated as of September 2, 2025, as amended on September 4, 2025, November 3, 2025, and November 7, 2025 (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement (as defined below).

RECITALS:

A. WHEREAS, the Company and the Purchasers entered into the Purchase Agreement, which sets forth the Parties’ rights and obligations with respect to the transactions contemplated thereby;

B. WHEREAS, in due consideration of the promises that the Parties have made to each other in the Purchase Agreement and therewith, the Parties desire to amend the Purchase Agreement in the manner set forth herein;

C. WHEREAS, Section 5.5 of the Purchase Agreement provides that the Purchase Agreement may be amended in a written instrument signed by the Company and the Purchasers of at least 50.1% in interest of the Subscription Receipts, and the Injective Foundation, for as long as Injective Foundation is a holder of the Subscription Receipts (the “Requisite Consent”);

D. WHEREAS, the Purchasers identified on the signature pages hereto constitute the Requisite Consent; and

E. WHEREAS, the Parties intend that this Fourth Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 The definition of “Escrow Deadline” in the Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

“Escrow Deadline” means one hundred twenty (120) days from the Closing Date, subject (i) to an automatic extension to an aggregate of one hundred fifty (150) days from the Closing Date in the event that the Commission notifies the Company that it will review the Registration Statement, and (ii) such further extension(s) to be agreed to in writing by the holders of 50.1% or more of the Subscription Amounts, including Injective Foundation, acting reasonably, in accordance with the Subscription Receipt Agreement.

1.2 Section 4.21 of the Purchase Agreement is hereby amended and restated in its entirety, and replaced with the following:

4.21 Appointment of Director. The Company shall take all necessary action such that, immediately prior to the Escrow Release Date, one additional individual nominated by the Injective Foundation, with knowledge and expertise in the crypto industry, is appointed to the Board of Directors of the Company, subject to meeting the requirements of the Stock Exchange. At the time of such appointment, the Company shall (A) maintain in effect a commercially reasonable directors’ and officers’ liability insurance policy with a term extending at least one calendar quarter beyond the date of such nominee’s appointment, and (B) concurrently reassess and determine the independence of each independent director then serving on the Board of Directors of the Company for purposes of ensuring compliance with the Stock Exchange governance requirements.

1.3 The Purchase Agreement is hereby amended to add a new Section 4.22 thereto, which shall read in its entirety as follows:

4.22 Formation of Special Advisory Committee. The Company shall take all necessary action such that, no later than the Escrow Release Date, the Board of Directors shall form the Special Advisory Committee of the Board of Directors of the Company (the “Committee”). The Committee shall be composed of three directors, including the individual appointed to the Board of Directors pursuant to Section 4.21 hereof, which individual shall serve as the initial chair of the Committee. Concurrently, the Board of Directors shall adopt a written Committee charter that will outline the Committee’s duties and responsibilities in carrying out the Company’s digital asset treasury strategy, as well as setting up the Committee’s governance structure. The Committee shall have the authority to oversee the Company’s digital asset treasury strategy, including without limitation, the adoption and implementation of the treasury reserve policy that shall be adopted in accordance with Section 4.19 of the Purchase Agreement, as well as the operational and strategic matters relating to the Company’s digital asset treasury operations. The Committee shall be authorized to engage, retain, compensate and terminate, at the Company’s expense, such independent advisors (including, without limitation, legal, financial and compliance advisors) as the Committee deems necessary or appropriate to carry out its responsibilities, and to approve the fees and retention terms of such advisors. The Committee shall further be authorized to coordinate directly with the Company’s officers, appropriate internal teams and external service providers, and access and utilize the resources of the Company, to oversee the execution of the Company’s digital asset treasury strategy and adopt and implement the Company’s treasury reserve policy.

1.4 The Purchase Agreement is hereby amended to add a new Section 4.23 thereto, which shall read in its entirety as follows:

4.23 Committee Advisors. The Company shall take all necessary action such that, no later than the Escrow Release Date, the Committee shall be authorized and able to engage 3 individuals identified by Injective Foundation (collectively, the “Advisors”) as strategic advisors to the Committee. The Committee shall enter into advisory agreements with each of the Advisors providing, among other terms: (i) that the Advisors will provide advice to the Committee and the Board relating to the digital asset treasury strategy and the drafting and implementation of the treasury reserve policy, and (ii) an initial term of one year, with provision for automatic renewal subject to customary exceptions.

ARTICLE II

MISCELLANEOUS

2.1 No other Amendments. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.

2.2 Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of New York.

2.3 Miscellaneous. This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

PINEAPPLE FINANCIAL INC.

By:
Name:	Shubha Dasgupta
Title:	Chief Executive Officer

[Signature Page to Fourth Amendment to Securities Purchase Agreement]

PURCHASER:

By:
Name:

[Signature Page to Fourth Amendment to Securities Purchase Agreement]

PURCHASER:

By:
Name:
Title:

[Signature Page to Fourth Amendment to Securities Purchase Agreement]